Western New England Bancorp Form 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS AND

YEAR ENDED DECEMBER 31, 2021 AND ANNOUNCES 20% INCREASE IN QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 25, 2022: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2021. For the three months ended December 31, 2021, the Company reported net income of $6.2 million, or $0.28 per diluted share, compared to net income of $5.0 million, or $0.20 per diluted share, for the three months ended December 31, 2020. On a linked quarter basis, net income was $6.2 million, or $0.28 per diluted share, as compared to net income of $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021. For the twelve months ended December 31, 2021, net income was $23.7 million, or $1.02 per diluted share, compared to net income of $11.2 million, or $0.45 per diluted share, for the twelve months ended December 31, 2020.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.06 per share on its common stock, representing an increase of $0.01 per share, or 20%, as compared to the prior quarter. The dividend will be payable on or about February 23, 2022 to shareholders of record on February 9, 2022.

“We are pleased to announce record results for the Company for 2021 along with a strong fourth quarter,” said James C. Hagan, President and Chief Executive Officer. “In 2021, the Company saw significant loan production, increased PPP fees, lower cost of funds and asset quality metrics that achieved historical lows. These results were highlighted by increases in our low-cost core deposit categories, with core deposits as a whole increasing $402 million, or 27.7%, as well as increases in our commercial and residential lending production.

Our fourth quarter results represent our continuing sound balance sheet management and net interest margin stabilization. As we emerge from the pandemic, we are able to focus on more traditional and profitable banking activities, which assisted the Company in achieving record profitability in 2021.

Our priority, as we enter 2022, is our continuing loan production growth funded through utilizing our excess liquidity from our strong core deposit growth. Commercial real estate activity has steadily grown as we continue to add new customer relationships. The success of our lending services is fueling profitability and providing new market opportunities for the Company especially in the Connecticut marketplace. During the fourth quarter of 2021, commercial real estate loans increased $62 million, or 6.8%, and increased $146 million, or 17.5%, year-over-year. Residential mortgage originations, which have been a strong driver of new customer relationships, and non-interest income through gains on the sale of residential loans to the secondary market, have enabled us to participate in the residential housing market while reducing our reliance on long-term, low-interest rate loans. In 2021, the Company reported $1.4 million in non-interest income from strong mortgage banking activities.”

Mr. Hagan concluded, “We remain optimistic for a positive and strong banking environment in 2022. As we enter the new year, the management team would like to thank our customers, employees, Board of Directors and our shareholders for their support as we continue to grow our Company now and into the future.”

COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the Paycheck Protection Program (“PPP”) component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury and the SBA. As of December 31, 2021, the Company had received funding approval from the SBA for 2,146 applications totaling $302.2 million.

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As of December 31, 2021, the Company processed 1,982 PPP loan forgiveness applications totaling $276.9 million. Total PPP loans decreased $141.9 million, or 84.9%, from $167.3 million at December 31, 2020 to $25.3 million at December 31, 2021.

As PPP loans are forgiven, the Company is accelerating the recognition of PPP loan origination fees that were being amortized over the original lives of the loans. The majority of the PPP loan portfolio has been repaid through forgiveness and earnings were favorably impacted by the additional PPP origination fee income during the year ended December 31, 2021. During the twelve months ended December 31, 2021, the Company recognized $6.8 million in PPP loan origination fee income and PPP interest income (“PPP income”), compared to $4.8 million during the twelve months ended December 31, 2020. As of December 31, 2021, the Company had $781,000 in remaining deferred PPP loan processing fees.

The table below breaks out the PPP income recognized for the periods noted:

	For the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	($ in thousands)
PPP origination fee income	$868	$1,556	$1,240	$1,999	$1,760
PPP interest income	105	201	387	412	512
Total PPP Income	$973	$1,757	$1,627	$2,411	$2,272

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer borrowers who experienced financial hardship due to COVID-19. As of December 31, 2021, modifications granted under the CARES Act declined to nine loans in the amount of $42.5 million, or 2.3% of total loans, excluding PPP loans. As of December 31, 2021, of the $42.5 million in remaining modifications granted under the CARES Act, eight loans in the amount of $33.5 million, or 78.8%, of the remaining modifications, were granted to the hotel industry, and one loan in the amount of $9.0 million was granted to an assisted living facility. Of the $42.5 million in remaining outstanding modifications, $33.5 million, or 78.8%, have resumed interest only payments.

The table below breaks out the remaining modifications granted under the CARES Act at December 31, 2021:

			Remaining CARES Act Modifications
Loan Segment(1)(2)	Total Loan Segment Balance at December 31, 2021	% of Total Loans	Modification Balance	# of Loans Modified	% of Loan Segment Balance
($ in millions)
Commercial real estate(3)	$980.0	53.3%	$41.9	7	4.3%
Commercial and industrial	201.3	11.0%	0.6	2	0.3%
Residential real estate	652.1	35.5%	—	—	—
Consumer	4.3	0.2%	—	—	—
Total	$1,837.7	100.0%	$42.5	9	2.3%

___________________________

(1)	Excludes PPP loans of $25.3 million and the related deferred fees.
(2)	Residential includes home equity loans and lines of credit.
(3)	The remaining modification balance includes $32.9 million making their interest only payments and resuming regular payments in January of 2022.

The Company continues to monitor COVID-19’s ongoing impact on its business and customers, however, the extent to which COVID-19 continues to impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, the emergence of new variants and the direct and indirect economic effects of the pandemic and related containment measures.

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Key Highlights:

Loans and Deposits

At December 31, 2021, total loans were $1.9 billion, a decrease of $62.7 million, or 3.3%, from December 31, 2020. Excluding PPP loans, total loans increased $79.3 million, or 4.5%, from December 31, 2020, and increased $52.1 million, or 2.9%, from the linked quarter. Commercial real estate loans increased $146.0 million, or 17.5%, from December 31, 2020 to December 31, 2021, and increased $62.4 million, or 6.8%, from the linked quarter.

Total deposits increased $213.2 million, or 10.5%, from $2.0 billion at December 31, 2020 to $2.3 billion at December 31, 2021. Core deposits, which include non-interest bearing demand accounts, increased $401.5 million, or 27.7%, from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.8 billion, or 82.1% of total deposits at December 31, 2021. The loan to deposit ratio decreased from 94.6% at December 31, 2020 to 82.8% at December 31, 2021.

Allowance for Loan Losses and Credit Quality

At December 31, 2021, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 1.06% and 398.6%, respectively. At December 31, 2021, non-performing loans totaled $5.0 million, or 0.27% of total loans, compared to $5.6 million, or 0.31% of total loans, at September 30, 2021, and $7.8 million, or 0.41% of total loans, at December 31, 2020. Total delinquency decreased $11.4 million, or 84.2%, from 0.70% of total loans at December 31, 2020 to 0.11% of total loans at December 31, 2021.

Net Interest Margin

The net interest margin was 3.08% for the three months ended December 31, 2021 compared to 3.18% for the three months ended September 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.10% for the three months ended December 31, 2021, compared to 3.20% for the three months ended September 30, 2021.

Repurchases

On October 27, 2020, the Company announced that the Board of Directors authorized a stock repurchase plan (the “2020 Plan”) under which the Company was authorized to purchase up to 1.3 million shares, or 5% of its outstanding common stock. On May 20, 2021, the Company announced the completion of the 2020 Plan. On April 27, 2021, the Company announced that the Board of Directors authorized a stock repurchase plan (the “2021 Plan”) under which the Company is authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock. During the three months ended December 31, 2021, the Company repurchased 192,078 shares of common stock under the 2021 Plan. During the twelve months ended December 31, 2021, the Company repurchased 2,758,051 shares under both the 2020 Plan and 2021 Plan at an average price of $8.33. At December 31, 2021, there were 677,319 shares available for repurchase under the 2021 Plan.

The shares repurchased under the 2021 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2021 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Capital Management

Book value per share was $9.87 at December 31, 2021, compared to $8.97 at December 31, 2020, while tangible book value per share increased $0.85, or 10.2%, from $8.36 at December 31, 2020 to $9.21 at December 31, 2021. As of December 31, 2021, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended December 31, 2021 Compared to the Three Months Ended September 30, 2021

The Company reported net income of $6.2 million, or $0.28 per diluted share, for the three months ended December 31, 2021, compared to net income of $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021. Return on average assets and return on average equity were 0.97% and 11.22%, respectively, for the three months ended December 31, 2021, as compared to 0.96% and 10.85%, respectively, for the three months ended September 30, 2021.

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Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income decreased $183,000, or 1.0%, to $18.6 million for the three months ended December 31, 2021, from $18.8 million for the three months ended September 30, 2021. The decrease in net interest income was primarily due to a decrease in interest and dividend income of $312,000, or 1.5%, partially offset by a decrease in interest expense of $129,000, or 8.8%.

During the three months ended December 31, 2021 and the three months ended September 30, 2021, interest and dividend income included PPP income of $973,000 and $1.8 million, respectively. During the three months ended December 31, 2021, the Company recorded $31,000 in positive purchase accounting adjustments, compared to negative purchase accounting adjustments of $56,000 during the three months ended September 30, 2021. Excluding PPP income and purchase accounting adjustments, net interest income increased $688,000, or 4.1%, from the three months ended September 30, 2021 to the three months ended December 31, 2021.

The net interest margin was 3.08% for the three months ended December 31, 2021 compared to 3.18% for the three months ended September 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.10% for the three months ended December 31, 2021, compared to 3.20% for the three months ended September 30, 2021. Excluding PPP income, the net interest margin was 2.97% for the three months ended December 31, 2021, compared to 2.99% for the three months ended September 30, 2021. The average yield on interest-earning assets was 3.30% for the three months ended December 31, 2021, compared to 3.43% for the three months ended September 30, 2021. The average loan yield was 3.88% for the three months ended December 31, 2021, compared to 3.97% for the three months ended September 30, 2021.

During the three months ended December 31, 2021, average interest-earning assets increased $56.7 million, or 2.4%, to $2.4 billion, primarily due to an increase in average securities of $48.1 million, or 13.6%, and an increase in average short-term investments of $26.1 million, or 24.7%, partially offset by a decrease in average loans of $17.6 million, or 0.9%. Excluding PPP loans, average loans increased $21.2 million, or 1.2%, from the three months ended September 30, 2021 to the three months ended December 31, 2021.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased three basis points from 0.26% for the three months ended September 30, 2021 to 0.23% for the three months ended December 31, 2021. The average cost of core deposits, including non-interest bearing demand deposits, decreased one basis point to 15 basis points for the three months ended December 31, 2021, from 16 basis points for the three months ended September 30, 2021. The average cost of time deposits decreased eight basis points from 0.47% for the three months ended September 30, 2021 to 0.39% for the three months ended December 31, 2021. The average cost of borrowings, including subordinated debt, increased 19 basis points from 4.25% for the three months ended September 30, 2021 to 4.44% for the three months ended December 31, 2021, due to the issuance of $20.0 million in subordinated debt during the three months ended June 30, 2021. Average FHLB borrowings decreased $1.3 million, or 30.3%, from $4.3 million for the three months ended September 30, 2021 to $3.0 million for the three months ended December 31, 2021. Average demand deposits, an interest-free source of funds, increased $38.9 million, or 6.3%, from $615.5 million, or 28.0% of total average deposits, for the three months ended September 30, 2021, to $654.4 million, or 28.9% of total average deposits, for the three months ended December 31, 2021.

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Provision for Loan Losses

For the three months ended December 31, 2021, the provision for loan losses increased $400,000 to $300,000, from a credit for loan losses of $100,000 for the three months ended September 30, 2021. The increase in the provision for loan losses was primarily due to the increase in the commercial real estate portfolio during the quarter. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The Company has deferred the adoption of the Current Expected Credit Loss allowance methodology, as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission. For a breakout of the Company’s credit concentration, please see the “Credit Quality” section in this release. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance.

The Company recorded net charge-offs of $350,000 for the three months ended December 31, 2021, as compared to net recoveries of $67,000 for the three months ended September 30, 2021. At December 31, 2021, non-performing loans totaled $5.0 million, or 0.27% of total loans and total delinquency as a percentage of total loans was 0.11%.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $561,000, or 17.0%, to $3.9 million for the three months ended December 31, 2021, from $3.3 million for the three months ended September 30, 2021. During the three months ended December 31, 2021, non-interest income included the recognition of $555,000 in bank-owned life insurance (“BOLI”) death benefits. The increase in non-interest income was also due to a $352,000 gain on non-marketable equity investments. During the three months ended December 31, 2021, service charges and fees increased $138,000, or 6.5%, from the three months ended September 30, 2021. Mortgage banking income from the sale of fixed rate residential real estate loans decreased $376,000, or 56.5%, from $665,000 for the three months ended September 30, 2021 to $289,000 for the three months ended December 31, 2021. During the three months ended December 31, 2021, the Company reported unrealized losses on marketable equity securities of $96,000, compared to an unrealized gain of $11,000 during the three months ended September 30, 2021. Income from BOLI was $486,000 for the three months ended December 31, 2021, compared to $485,000 for the three months ended September 30, 2021.

Non-Interest Expense

For the three months ended December 31, 2021, non-interest expense decreased $95,000, or 0.7%, to $14.0 million, from the three months ended September 30, 2021. Salaries and employee benefits increased $100,000, or 1.2%, to $8.3 million, primarily due to production and incentive accruals. Occupancy expense increased $20,000, or 1.8%, and furniture and equipment expenses increased $15,000, or 2.8%. Data processing increased $28,000, or 4.0%, professional fees decreased $98,000, or 17.0%, FDIC insurance expense decreased $71,000, or 26.0%, advertising expense decreased $83,000, or 24.1%, and other non-interest expense was $2.3 million and was virtually unchanged from the linked quarter. For the three months ended December 31, 2021, the efficiency ratio was 64.4%, compared to 63.6% for the three months ended September 30, 2021.

Income Tax Provision

Income tax expense for the three months ended December 31, 2021 was $2.0 million, or an effective tax rate of 24.3%, compared to $2.1 million, or an effective tax rate of 25.9%, for three months ended September 30, 2021. The decrease in the Company’s effective tax rate was primarily due to BOLI death benefits recognized during the three months ended December 31, 2021.

Net Income for the Three Months Ended December 31, 2021 Compared to the Three Months Ended December 31, 2020.

The Company reported net income of $6.2 million, or $0.28 per diluted share, for the three months ended December 31, 2021, compared to net income of $5.0 million, or $0.20 per diluted share, for the three months ended December 31, 2020. Return on average assets and return on average equity were 0.97% and 11.22%, respectively, for the three months ended December 31, 2021, as compared to 0.83% and 8.62%, respectively, for the three months ended December 31, 2020.

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Net Interest Income and Net Interest Margin

Net interest income decreased $213,000, or 1.1%, to $18.6 million, for the three months ended December 31, 2021, from $18.8 million for the three months ended December 31, 2020. The decrease in net interest income was due to a decrease in interest and dividend income of $1.8 million, or 8.2%, partially offset by a decrease in interest expense of $1.6 million, or 53.9%. The decrease in interest expense was due to a $1.2 million, or 51.7%, decrease in interest expense on deposits and a decrease in interest expense on borrowings of $403,000, or 61.4%. Net interest income for the three months ended December 31, 2021 includes PPP income of $973,000, compared to $2.3 million during the three months ended December 31, 2020. Excluding PPP income, net interest income increased $1.1 million, or 6.6%.

During the three months ended December 31, 2021 and the three months ended December 31, 2020, the Company recognized prepayment penalties of $21,000 and $135,000, respectively. In addition, interest income for the three months ended December 31, 2021 includes $31,000 in positive purchase accounting adjustments, compared to $929,000 for the three months ended December 31, 2020, as well as past due interest and late charges totaling $193,000 due to the full payoff of a $3.5 million credit-marked substandard classified loan. Excluding the adjustments above, net interest income increased $2.4 million, or 15.4%, from $15.3 million during the three months ended December 31, 2020, to $17.6 million during the three months ended December 31, 2021.

The net interest margin was 3.08% for the three months ended December 31, 2021, compared to 3.30%, for the three months ended December 31, 2020. The net interest margin, on a tax-equivalent basis, was 3.10% for the three months ended December 31, 2021, compared to 3.32% for the three months ended December 31, 2020. Excluding the adjustments discussed above, the net interest margin expanded two basis points from 2.95% for the three months ended December 31, 2020 to 2.97% for the three months ended December 31, 2021.

The average loan yield decreased 34 basis points from 4.22% for the three months ended December 31, 2020 to 3.88% for the three months ended December 31, 2021. The fully tax-equivalent average yield on interest-earning assets decreased 51 basis points from 3.83% for the three months ended December 31, 2020 to 3.32% for the three months ended December 31, 2021.

During the three months ended December 31, 2021, the average cost of total funds, including non-interest bearing demand accounts and borrowings, decreased 31 basis points from 0.54% for the three months ended December 31, 2020 to 0.23% or the three months ended December 31, 2021. The average cost of core deposits, including non-interest bearing demand deposits, decreased eight basis points from 0.23% for the three months ended December 31, 2020 to 0.15% for the three months ended December 31, 2021. The average cost of time deposits decreased 53 basis points from 0.92% for the three months ended December 31, 2020 to 0.39% for the three months ended December 31, 2021. The average cost of borrowings, including subordinated debt, increased 220 basis points from 2.24% for the three months ended December 31, 2020 to 4.44% for the three months ended December 31, 2021, due to the issuance of $20.0 million in subordinated debt. Average FHLB borrowings decreased $113.7 million, or 97.4%, from $116.7 million for the three months ended December 31, 2020 to $3.0 million for the three months ended December 31, 2021. For the three months ended December 31, 2021, average demand deposits of $654.3 million, an interest-free source of funds, represented 28.9% of average total deposits, and increased $119.5 million, or 22.3%, from the three months ended December 31, 2020.

During the three months ended December 31, 2021, average interest-earning assets increased $130.8 million, or 5.8%, to $2.4 billion compared to the three months ended December 31, 2020. The increase was primarily due to an increase in securities of $206.1 million, or 105.3%, and an increase in short-term investments of $29.2 million, or 28.5%, partially offset by a decrease in average loans of $102.8 million, or 5.3%. Excluding average PPP loans, average interest-earnings assets increased $294.1 million, or 14.3%, and average loans increased $60.4 million, or 3.5%, from the three months ended December 31, 2020 to the three months ended December 31, 2021.

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Provision for Loan Losses

The provision for loan losses decreased $200,000, or 40.0%, from $500,000 for the three months ended December 31, 2020 to $300,000 for the three months ended December 31, 2021. The Company recorded net charge-offs of $350,000 for the three months ended December 31, 2021, as compared to net charges-offs of $35,000 for the three months ended December 31, 2020.

Non-Interest Income

Non-interest income increased $1.4 million, or 56.6%, to $3.9 million for the three months ended December 31, 2021, from $2.5 million for the three months ended December 31, 2020. During the three months ended December 31, 2021, non-interest income included the recognition of $555,000 in BOLI death benefits. Excluding the BOLI death benefits, non-interest income increased $839,000, or 34.1%. The increase was also due to a gain on non-marketable equity investments of $352,000. Service charges and fees increased $300,000, or 15.2%, income from BOLI increased $42,000, or 9.5%, and mortgage banking income from the sale of fixed rate residential real estate loans increased $289,000 for the three months ended December 31, 2021. During the three months ended December 31, 2021, the Company reported unrealized losses on marketable equity securities of $96,000, compared unrealized losses on marketable equity securities of $24,000 during the three months ended December 31, 2020.

Non-Interest Expense

For the three months ended December 31, 2021, non-interest expense decreased $415,000, or 2.9%, to $13.9 million from $14.3 million, for the three months ended December 31, 2020. During the three months ended December 31, 2020, the Company prepaid $50.0 million of FHLB borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss of $987,000. Excluding the loss, non-interest expense increased $572,000, or 4.3%, from the three months ended December 31, 2020 to the three months ended December 31, 2021. Salaries and employee benefits expenses increased $469,000, or 6.0%, to $8.3 million, due to normal annual salary increases as well as higher production and incentive accruals. Furniture and equipment increased $186,000, or 51.4%, other non-interest expense increased $108,000, or 5.0%, and data processing expense increased $15,000, or 2.1%. These increases were partially offset by a decrease in FDIC expense of $98,000, or 32.7%, from $300,000 during the three months ended December 31, 2020 to $202,000 during the three months ended December 31, 2021. Occupancy expense decreased $17,000, or 1.5%, advertising expenses decreased $47,000, or 15.2%, and professional fees decreased $44,000, or 8.4%. The efficiency ratio was 64.4% for the three months ended December 31, 2021 compared to 62.7% for the three months ended December 31, 2020.

Income Tax Provision

Income tax expense for the three months ended December 31, 2021 was $2.0 million, or an effective tax rate of 24.3%, compared to $1.4 million, or an effective tax rate of 21.9%, for three months ended December 31, 2020. The increase in the Company’s effective tax rate was primarily due to the effect of higher pre-tax income for the fiscal year ended December 31, 2021.

Net Income for the Twelve Months Ended December 31, 2021 Compared to the Twelve Months Ended December 31, 2020

For the twelve months ended December 31, 2021, the Company reported net income of $23.7 million, or $1.02 per diluted share, compared to $11.2 million, or $0.45 per diluted share, for the twelve months ended December 31, 2020. For the twelve months ended December 31, 2021, income before provision for loan losses and taxes increased $8.9 million, or 40.6%, from the twelve months ended December 31, 2020. Return on average assets and return on average equity were 0.96% and 10.64% for the twelve months ended December 31, 2021, respectively, compared to 0.48% and 4.86% for the twelve months ended December 31, 2020, respectively.

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Net Interest Income and Net Interest Margin

During the twelve months ended December 31, 2021, net interest income increased $8.7 million, or 13.6%, to $73.2 million, compared to $64.4 million for the twelve months ended December 31, 2020. The increase in net interest income was due to a decrease in interest expense of $11.8 million, or 63.8%, partially offset by a decrease in interest and dividend income of $3.0 million, or 3.7%. For the twelve months ended December 31, 2021, interest and dividend income included $6.8 million in PPP income, compared to $4.8 million during the twelve months ended December 31, 2020. During the twelve months ended December 31, 2020, the Company recorded $976,000 in positive purchase accounting adjustments and $193,000 in interest income and late charges from the full payoff of a $3.5 million credit-marked substandard classified loan, compared to $55,000 in positive purchase accounting adjustments during the twelve months ended December 31, 2021. The Company recorded prepayment penalties of $181,000 and $409,000 during the twelve months ended December 31, 2021 and 2020, respectively. Excluding the items mentioned above, net interest income increased $8.3 million, or 14.3%, from the same period in 2020. The decrease in interest expense of $11.8 million, or 63.8%, was due to a decrease in interest expense on deposits of $8.0 million, or 59.2%, and a decrease in interest expense on borrowings of $3.8 million, or 77.6%.

The net interest margin for the twelve months ended December 31, 2021 was 3.14%, compared to 2.93% for the twelve months ended December 31, 2020. The net interest margin, on a tax-equivalent basis, was 3.16% for the twelve months ended December 31, 2021, compared to 2.95% for the twelve months ended December 31, 2020. Excluding the adjustments discussed above, the net interest margin increased from 2.83% for the twelve months ended December 31, 2020 to 2.99% for the twelve months ended December 31, 2021.

The average yield on interest-earning assets decreased 34 basis points from 3.77% for the twelve months ended December 31, 2020 to 3.43% for the twelve months ended December 31, 2021. The yield on average loans decreased from 4.05% during the twelve months ended December 31, 2020 to 3.93% during the twelve months ended December 31, 2021. Excluding the adjustments discussed above of $6.9 million and $6.4 million for the twelve months ended December 31, 2021 and 2020, respectively, the yield on average loans decreased 23 basis points from 4.02% for the twelve months ended December 31, 2020 to 3.79% for the twelve months ended December 31, 2021.

During the twelve months ended December 31, 2021, the average cost of total funds, including non-interest bearing demand accounts and borrowings, decreased 59 basis points from 0.89% for the twelve months ended December 31, 2020 to 0.30%. For the twelve months ended December 31, 2021, the average cost of core deposits, including non-interest-bearing demand deposits, decreased 10 basis points to 0.17%, from 0.27% for same period in 2020. The average cost of time deposits decreased 107 basis points from 1.60% for the twelve months ended December 31, 2020 to 0.53% during the same period in 2021. The average cost of borrowings increased 45 basis points from 2.59% for the twelve months ended December 31, 2020 to 3.04% for the twelve months ended December 31, 2021 due to the issuance of $20.0 million in subordinated debt during the twelve months ended December 31, 2021.

For the twelve months ended December 31, 2021, average demand deposits, an interest-free source of funds, increased $119.4 million, or 24.4%, from $489.6 million, or 26.0% of total average deposits, for the twelve months ended December 31, 2020 to $609.0 million, or 28.0% of total average deposits, for the twelve months ended December 31, 2021.

During the twelve months ended December 31, 2021, average interest-earning assets increased $132.2 million, or 6.0%, to $2.3 billion. The increase in average interest-earning assets was due to an increase in average securities of $105.5 million, or 49.2%, and an increase in short-term investments of $66.1 million, or 144.1%, partially offset by a decrease in average loans of $34.7 million, or 1.8%. Excluding average PPP loans of $110.6 million, average interest-earning assets increased $167.1 million or 8.1%, and average loans remained unchanged at $1.8 billion.

Provision for Loan Losses

The provision for loan losses decreased $8.7 million, or 111.9%, from $7.8 million, for the twelve months ended December 31, 2020, to a credit for loan losses of $925,000, for the twelve months ended December 31, 2021. As previously mentioned, this increase was reflective of the impact of the COVID-19 pandemic on the Company’s allowance for loan losses including the previously acquired Chicopee portfolio.

8

The Company recorded net charge-offs of $445,000 for the twelve months ended December 31, 2021, as compared to net charge-offs of $720,000 for the twelve months ended December 31, 2020. During the twelve months ended December 31, 2021, the Company recorded charge-offs of $645,000, compared to $963,000 during the same period in 2020. During the twelve months ended December 31, 2021, the Company recorded recoveries of $200,000, compared to recoveries of $243,000 during the same period in 2020.

Non-Interest Income

For the twelve months ended December 31, 2021, non-interest income of $12.6 million increased $3.3 million, or 35.8%, compared to $9.3 million for the twelve months ended December 31, 2020. During the twelve months ended December 31, 2021, non-interest income included the recognition of $555,000 in BOLI death benefits. Excluding the BOLI death benefits, non-interest income increased $2.8 million, or 30.1%.

Service charges and fees increased $1.3 million, or 18.3%, primarily due to an increase in card-based transaction usage across our checking account base. Mortgage banking income was $1.4 million for the twelve months ended December 31, 2021, due to the sale of fixed rate residential real estate loans to the secondary market. During the twelve months ended December 31, 2021, the Company sold $59.7 million in loans to the secondary market. The Company did not sell any fixed rate residential real estate loans during the twelve months ended December 31, 2020. Income from bank-owned life insurance increased $103,000, or 5.7%, and other income from loan-level swap fees on commercial loans decreased $596,000, or 91.1%.

During the twelve months ended December 31, 2021, the Company reported unrealized losses on marketable equity securities of $168,000, compared to unrealized gains of $109,000 during the twelve months ended December 31, 2020. In addition, during the twelve months ended December 31, 2021, the Company reported realized losses on the sale of securities of $72,000 and a gain of $898,000 on non-marketable equity securities, compared to realized gains of $2.0 million on the sale of securities during the twelve months ended December 31, 2020. During the twelve months ended December 31, 2021, the Company reported a loss on derivatives of $402,000, compared to a loss on derivatives of $2.4 million during the twelve months ended December 31, 2020.

Non-Interest Expense

For the twelve months ended December 31, 2021, non-interest expense increased $3.2 million, or 6.2%, to $54.9 million compared to $51.8 million, for the twelve months ended December 31, 2020. During the three months ended December 31, 2020, the Company prepaid $50.0 million of FHLB borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss of $987,000, compared to $45,000 during the twelve months ended December 31, 2021. Excluding these losses, non-interest expense increased $4.1 million, or 8.1%, from the twelve months ended December 31, 2020 to the twelve months ended December 31, 2021.

The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expenses of $2.9 million, or 9.7%. The increase in salary and employee benefits was due to several factors, including higher commissions and incentives associated with increased residential loan production as well as annual staff salary increases. Furniture and equipment increased $547,000, or 35.6%, other non-interest income increased $647,000, or 8.1%, advertising expense increased $186,000, or 16.8%, and occupancy expense increased $136,000, or 3.0%. FDIC insurance expense decreased $34,000, or 3.3%, professional fees decreased $187,000, or 7.9%, and data processing fees remain flat at $2.9 million. For the twelve months ended December 31, 2021, the efficiency ratio was 64.6%, compared to 68.6% for the twelve months ended December 31, 2020.

Income Tax Provision

Income tax expense for the twelve months ended December 31, 2021 was $8.0 million, or an effective tax rate of 25.3%, compared to $2.9 million, or an effective tax rate of 20.8%, for twelve months ended December 31, 2020. The increase in the Company’s effective tax rate was primarily due to the effect of higher pre-tax income for the fiscal year ended December 31, 2021.

9

Balance Sheet

At December 31, 2021, total assets were $2.5 billion, an increase of $172.5 million, or 7.3%, from December 31, 2020. During the twelve months ended December 31, 2021, cash and cash equivalents increased $16.0 million, or 18.3%, to $103.5 million, investment securities increased $214.7 million, or 100.4%, to $428.5 million and total loans, excluding PPP loans, increased $79.3 million, or 4.5%, to $1.8 billion. The high level of cash and cash equivalents is due to an increase in core deposits as well as PPP loan payoffs.

Investments

At December 31, 2021, the Company’s available-for-sale securities portfolio decreased $7.5 million, or 3.7%, from $201.9 million at December 31, 2020 to $194.4 million at December 31, 2021. The held-to-maturity securities portfolio, recorded at amortized cost, totaled $222.3 million at December 31, 2021. The Company did not hold any held-to-maturity securities in 2020. The Company allocated some of its excess liquidity to the investment portfolio as an alternative to cash and cash equivalents. This shift from overnight investments to held-to-maturity securities will assist the Company with managing the yield on interest-earning assets in the low interest rate environment that we are experiencing while providing ongoing cash flows from payments and pay downs. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Loans

Total loans were $1.9 billion as of December 31, 2021, a decrease of $62.7 million, or 3.3%, from December 31, 2020, primarily due to a decrease in PPP loans of $141.9 million, or 84.9%. Excluding PPP loans, total loans increased $79.3 million, or 4.5%, driven by an increase in commercial real estate loans of $146.0 million, or 17.5%, partially offset by a decrease in commercial and industrial loans of $10.5 million, or 4.9%. Residential real estate loans, which include home equity loans, decreased $56.5 million, or 8.0%, as we continue to sell low coupon, fixed rate residential loans to the secondary market in order to diversify our loan mix and reduce our interest rate risk. In accordance with the Company’s asset/liability management strategy, during the twelve months ended December 31, 2021, the Company sold $59.7 million of fixed rate, low coupon residential real estate loans to the secondary market. There were no loans sold during 2020. As of December 31, 2021, the Company serviced $88.2 million in loans sold to the secondary market, compared to $38.1 million at December 31, 2020. Servicing rights will likely continue to be retained on all loans written and sold to the secondary market.

The following table is a summary of our outstanding loan balances for the periods indicated:

	December 31, 2021	December 31, 2020
	(Dollars in thousands)
Commercial real estate loans	$979,969	$833,949

Residential real estate loans:
Residential	552,332	604,719
Home equity	99,759	103,905
Total residential real estate loans	652,091	708,624

Commercial and industrial loans
PPP loans	25,329	167,258
Commercial and industrial loans	201,340	211,823
Total commercial and industrial loans	226,669	379,081

Consumer loans	4,250	5,192
Total gross loans	1,862,979	1,926,846
Unamortized PPP loan fees	(781)	(3,050)
Unamortized premiums and net deferred loans fees and costs	2,518	3,587
Total loans	$1,864,716	$1,927,383
10

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At December 31, 2021, nonperforming loans totaled $5.0 million, or 0.27% of total loans, compared to $7.8 million, or 0.41% of total loans, at December 31, 2020. At December 31, 2021, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, was 0.20% at December 31, 2021, compared to 0.33% at December 31, 2020. The allowance for loan losses as a percentage of total loans, was 1.06% at December 31, 2021, compared to 1.10% at December 31, 2020. At December 31, 2021, the allowance for loan losses as a percentage of nonperforming loans was 398.6%, compared to 269.8% at December 31, 2020.

Deposits

At December 31, 2021, total deposits were $2.3 billion, an increase of $213.2 million, 10.5%, from December 31, 2020, primarily due to an increase in core deposits of $401.5 million, or 27.7%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.8 billion, or 82.1% of total deposits, at December 31, 2021. Non-interest-bearing deposits increased $99.5 million, or 18.4%, to $641.3 million, interest-bearing checking accounts increased $50.8 million, or 53.5%, to $145.7 million, savings accounts increased $41.7 million, or 24.5%, to $212.0 million, and money market accounts increased $209.5 million, or 32.7%, to $850.3 million. The increase in core deposits can be attributed to the government stimulus, lower consumer spending, PPP loan proceeds deposited into borrower checking accounts, as well as the three new branches opened in 2020. We anticipate that some of the deposit growth from PPP will be temporary as customers look to make capital improvements and diversify investments as risk from the COVID-19 pandemic eases over time.

Time deposits decreased $188.3 million, or 31.9%, from $590.3 million at December 31, 2020 to $402.0 million at December 31, 2021. Brokered deposits, which are included within time deposits, totaled $55.3 million at December 31, 2020. The Company did not have any brokered deposits at December 31, 2021.

FHLB and Subordinated Debt

At December 31, 2021, total borrowings decreased $35.6 million, or 61.5%, from $57.9 million at December 31, 2020, to $22.3 million. FHLB advances decreased $55.2 million, or 95.4%, to $2.7 million and subordinated debt issued during the three months ended June 30, 2021 totaled $20.0 million at December 31, 2021.

Capital

At December 31, 2021, shareholders’ equity was $223.7 million, or 8.8% of total assets, compared to $226.6 million, or 9.6% of total assets, at December 31, 2020. The decrease in shareholders’ equity reflects $23.1 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $4.7 million and an increase in accumulated other comprehensive loss of $1.0 million, partially offset by net income of $23.7 million. Total shares outstanding as of December 31, 2021 were 22,656,515.

Capital Management

The Company’s book value per share was $9.87 at December 31, 2021 compared to $8.97 at December 31, 2020, while tangible book value per share increased $0.85, or 10.2%, from $8.36 at December 31, 2020 to $9.21 at December 31, 2021. As of December 31, 2021, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

The Company’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements and internal target minimal levels. At December 31, 2021, the Company’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 8.8%, 12.1%, and 14.3%, respectively, and the Bank’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 8.9%, 12.3%, and 13.3%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 6.5%, and 10.00%, respectively.

11

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the speed and effectiveness of vaccine and treatment developments and their deployment, including public adoption rates of COVID-19 vaccines;
•	the emergence of new COVID-19 variants, such as the Omicron variant, and the response thereto;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
12

•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

13

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans	$18,089	$18,670	$18,321	$19,120	$20,727	$74,200	$77,837
Securities	1,763	1,500	1,277	854	825	5,394	4,342
Other investments	25	28	28	35	130	116	587
Short-term investments	49	40	26	24	26	139	109
Total interest and dividend income	19,926	20,238	19,652	20,033	21,708	79,849	82,875

INTEREST EXPENSE:
Deposits	1,091	1,217	1,466	1,734	2,257	5,508	13,500
Long-term debt	—	—	185	273	656	458	3,333
Subordinated debt	253	256	197	—	—	706	—
Short-term borrowings	—	—	—	—	—	—	1,612
Total interest expense	1,344	1,473	1,848	2,007	2,913	6,672	18,445

Net interest and dividend income	18,582	18,765	17,804	18,026	18,795	73,177	64,430

PROVISION (CREDIT) FOR LOAN LOSSES	300	(100)	(1,200)	75	500	(925)	7,775

Net interest and dividend income after provision (credit) for loan losses	18,282	18,865	19,004	17,951	18,295	74,102	56,655

NON-INTEREST INCOME:
Service charges and fees	2,270	2,132	2,075	1,883	1,970	8,360	7,067
Income from bank-owned life insurance	486	485	500	441	444	1,912	1,809
Bank-owned life insurance death benefit	555	—	—	—	—	555	—
Gain (loss) on sales of securities, net	—	2	(12)	(62)	—	(72)	1,965
Unrealized (loss) gain on marketable equity securities	(96)	11	6	(89)	(24)	(168)	109
Gain on sale of mortgages	289	665	242	227	—	1,423	—
Gain on non-marketable equity investments	352	—	—	546	—	898	—
Loss on interest rate swap terminations	—	—	(402)	—	—	(402)	(2,353)
Other income	—	—	—	58	72	58	654
Total non-interest income	3,856	3,295	2,409	3,004	2,462	12,564	9,251

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,275	8,175	8,054	7,682	7,806	32,186	29,349
Occupancy	1,144	1,124	1,099	1,289	1,161	4,656	4,520
Furniture and equipment	548	533	513	490	362	2,084	1,537
Data processing	726	698	758	721	711	2,903	2,901
Professional fees	477	575	589	544	521	2,185	2,372
FDIC insurance	202	273	225	298	300	998	1,032
Advertising	262	345	347	338	309	1,292	1,106
Loss on prepayment of borrowings	—	—	45	—	987	45	987
Other	2,289	2,295	2,044	1,965	2,181	8,593	7,946
Total non-interest expense	13,923	14,018	13,674	13,327	14,338	54,942	51,750

INCOME BEFORE INCOME TAXES	8,215	8,142	7,739	7,628	6,419	31,724	14,156

INCOME TAX PROVISION	1,995	2,106	2,087	1,837	1,406	8,025	2,941
NET INCOME	$6,220	$6,036	$5,652	$5,791	$5,013	$23,699	$11,215

Basic earnings per share	$0.28	$0.27	$0.24	$0.24	$0.20	$1.02	$0.45
Weighted average shares outstanding	22,097,968	22,620,387	23,722,903	24,486,146	24,754,681	23,223,633	25,047,195
Per diluted share	$0.28	$0.27	$0.24	$0.24	$0.20	$1.02	$0.45
Weighted average diluted shares outstanding	22,203,876	22,714,429	23,773,562	24,543,554	24,763,022	23,300,637	25,062,476

Other Data:
Return on average assets (1)	0.97%	0.96%	0.92%	0.98%	0.83%	0.96%	0.48%
Return on average equity (1)	11.22%	10.85%	10.16%	10.35%	8.62%	10.64%	4.86%
Efficiency ratio (2)	64.38%	63.58%	66.09%	64.58%	62.74%	64.64%	68.64%
Net interest margin, on a fully tax-equivalent basis	3.10%	3.20%	3.08%	3.26%	3.32%	3.16%	2.95%

________________________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, bank-owned life insurance death benefit, loss on interest rate swap termination and loss on prepayment of borrowings.
14

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Cash and cash equivalents	$103,456	$148,496	$105,494	$132,124	$87,444
Securities available-for-sale, at fair value	194,352	208,030	231,166	195,454	201,880
Securities held to maturity, at amortized cost	222,272	154,403	107,783	63,960	—
Marketable equity securities, at fair value	11,896	11,970	11,936	11,906	11,968
Federal Home Loan Bank of Boston and other restricted stock - at cost	2,594	2,698	4,036	4,492	5,160

Loans	1,864,716	1,846,150	1,876,988	1,924,868	1,927,383
Allowance for loan losses	(19,787)	(19,837)	(19,870)	(21,227)	(21,157)
Net loans	1,844,929	1,826,313	1,857,118	1,903,641	1,906,226

Bank-owned life insurance	72,895	74,286	73,801	73,301	72,860
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,563	2,656	2,750	2,844	2,937
Other assets	70,981	69,459	70,035	63,320	64,924
TOTAL ASSETS	$2,538,425	$2,510,798	$2,476,606	$2,463,529	$2,365,886

Total deposits	$2,251,305	$2,224,842	$2,180,648	$2,154,133	$2,038,130
Long-term debt	2,653	3,829	4,990	42,676	57,850
Subordinated debt	19,633	19,623	19,614	—	—
Securities pending settlement	—	—	461	152	160
Other liabilities	41,146	44,162	47,222	43,712	43,106
TOTAL LIABILITIES	2,314,737	2,292,456	2,252,935	2,240,673	2,139,246

TOTAL SHAREHOLDERS' EQUITY	223,688	218,342	223,671	222,856	226,640
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,538,425	$2,510,798	$2,476,606	$2,463,529	$2,365,886

15

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Shares outstanding at end of period	22,656,515	22,848,781	24,070,399	24,583,958	25,276,193

Operating results:
Net interest income	$18,582	$18,765	$17,804	$18,026	$18,795
Provision (credit) for loan losses	300	(100)	(1,200)	75	500
Non-interest income	3,856	3,295	2,409	3,004	2,462
Non-interest expense	13,923	14,018	13,674	13,327	14,338
Income before income provision for income taxes	8,215	8,142	7,739	7,628	6,419
Income tax provision	1,995	2,106	2,087	1,837	1,406
Net income	6,220	6,036	5,652	5,791	5,013

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.10%	3.20%	3.08%	3.26%	3.32%
Interest rate spread, on a fully tax-equivalent basis	2.99%	3.09%	2.94%	3.10%	3.11%
Return on average assets	0.97%	0.96%	0.92%	0.98%	0.83%
Return on average equity	11.22%	10.85%	10.16%	10.35%	8.62%
Efficiency ratio	64.38%	63.58%	66.09%	64.58%	62.74%

Per Common Share Data:
Basic earnings per share	$0.28	$0.27	$0.24	$0.24	$0.20
Per diluted share	0.28	0.27	0.24	0.24	0.20
Cash dividend declared	0.05	0.05	0.05	0.05	0.05
Book value per share	9.87	9.56	9.29	9.07	8.97
Tangible book value per share	9.21	8.89	8.66	8.44	8.36

Asset Quality:
30-89 day delinquent loans	$1,102	$1,619	$2,607	$7,216	$11,403
90 days or more delinquent loans	1,039	1,446	1,808	2,058	2,119
Total delinquent loans	2,141	3,065	4,415	9,274	13,522
Total delinquent loans as a percentage of total loans	0.11%	0.17%	0.24%	0.48%	0.70%
Total delinquent loans as a percentage of total loans, excluding PPP	0.12%	0.17%	0.25%	0.53%	0.77%
Nonperforming loans	$4,964	$5,632	$5,989	$6,782	$7,841
Nonperforming loans as a percentage of total loans	0.27%	0.31%	0.32%	0.35%	0.41%
Nonperforming loans as a percentage of total loans, excluding PPP	0.27%	0.32%	0.34%	0.39%	0.45%
Nonperforming assets as a percentage of total assets	0.20%	0.22%	0.24%	0.28%	0.33%
Nonperforming assets as a percentage of total assets, excluding PPP	0.20%	0.23%	0.25%	0.30%	0.36%
Allowance for loan losses as a percentage of nonperforming loans	398.61%	352.22%	331.77%	312.99%	269.83%
Allowance for loan losses as a percentage of total loans	1.06%	1.07%	1.06%	1.10%	1.10%
Allowance for loan losses as a percentage of total loans, excluding PPP	1.08%	1.11%	1.12%	1.21%	1.20%
Net loan charge-offs (recoveries)	$350	$(67)	$157	$5	$35
Net loan charge-offs as a percentage of average assets	0.01%	0.00%	0.01%	0.00%	0.00%

16

The following tables set forth the information relating to our average balances and net interest income for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,850,162	$18,197	3.90%	$1,867,769	$18,776	3.99%	$1,952,947	$20,831	4.24%
Securities(2)	401,811	1,764	1.74	353,690	1,501	1.68	195,752	827	1.68
Other investments	10,654	25	0.93	10,525	28	1.06	12,335	130	4.19
Short-term investments(3)	131,770	49	0.15	105,733	40	0.15	102,542	26	0.10
Total interest-earning assets	2,394,397	20,035	3.32	2,337,717	20,345	3.45	2,263,576	21,814	3.83
Total non-interest-earning assets	149,151			148,383			142,051
Total assets	$2,543,548			$2,486,100			$2,405,627

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$132,028	106	0.32%	$115,091	96	0.33%	$97,985	118	0.48%
Savings accounts	214,961	36	0.07	212,711	35	0.07	169,778	34	0.08
Money market accounts	849,023	546	0.26	813,528	562	0.27	601,267	664	0.44
Time deposit accounts	410,149	403	0.39	445,379	524	0.47	620,428	1,441	0.92
Total interest-bearing deposits	1,606,161	1,091	0.27	1,586,709	1,217	0.30	1,489,458	2,257	0.60
Short-term borrowings and long-term debt	22,614	253	4.44	23,920	256	4.25	116,721	656	2.24
Total interest-bearing liabilities	1,628,775	1,344	0.33	1,610,629	1,473	0.36	1,606,179	2,913	0.72
Non-interest-bearing deposits	654,334			615,468			534,771
Other non-interest-bearing liabilities	40,428			39,381			33,353
Total non-interest-bearing liabilities	694,762			654,849			568,124
Total liabilities	2,323,537			2,265,478			2,174,303
Total equity	220,011			220,622			231,324
Total liabilities and equity	$2,543,548			$2,486,100			$2,405,627
Less: Tax-equivalent adjustment (2)		(109)			(107)			(106)
Net interest and dividend income		$18,582			$18,765			$18,795
Net interest rate spread (4)			2.97%			3.07%			3.09%
Net interest rate spread, on a tax-equivalent basis (5)			2.99%			3.09%			3.11%
Net interest margin (6)			3.08%			3.18%			3.30%
Net interest margin, on a tax-equivalent basis (7)			3.10%			3.20%			3.32%
Ratio of average interest-earning assets to average interest-bearing liabilities			147.01%			145.14%			140.93%
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The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2021 and 2020 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2021			2020
	Average Balance	Interest (8)	Average Yield/ Cost(9)	Average Balance	Interest (8)	Average Yield/ Cost(9)

	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,887,926	$74,620	3.95%	$1,922,607	$78,284	4.07%
Securities(2)	319,778	5,398	1.69	214,312	4,360	2.03
Other investments	10,242	115	1.12	14,915	587	3.94
Short-term investments(3)	111,931	139	0.12	45,858	109	0.24
Total interest-earning assets	2,329,877	80,272	3.45	2,197,692	83,340	3.79
Total non-interest-earning assets	147,980			140,725
Total assets	$2,477,857			$2,338,417

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$109,648	399	0.36%	$86,086	387	0.45%
Savings accounts	205,394	154	0.07	153,073	136	0.09
Money market accounts	776,725	2,412	0.31	521,692	2,838	0.54
Time deposit accounts	477,067	2,543	0.53	634,111	10,139	1.60
Total interest-bearing deposits	1,568,834	5,508	0.35	1,394,962	13,500	0.97
Short-term borrowings and long-term debt	38,294	1,164	3.04	190,752	4,945	2.59
Total interest-bearing liabilities	1,607,128	6,672	0.42	1,585,714	18,445	1.16
Non-interest-bearing deposits	608,936			489,602
Other non-interest-bearing liabilities	39,108			32,251
Total non-interest-bearing liabilities	648,044			521,853

Total liabilities	2,255,172			2,107,567
Total equity	222,685			230,850
Total liabilities and equity	$2,477,857			$2,338,417
Less: Tax-equivalent adjustment (2)		(423)			(465)
Net interest and dividend income		$73,177			$64,430
Net interest rate spread (4)			3.01%			2.61%
Net interest rate spread, on a tax-equivalent basis (5)			3.03%			2.63%
Net interest margin (6)			3.14%			2.93%
Net interest margin, on a tax-equivalent basis (7)			3.16%			2.95%
Ratio of average interest-earning assets to average interest-bearing liabilities			144.97%			138.59%

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(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $31,000, ($56,000) and $929,000, respectively, and for the twelve months ended December 31, 2021 and December 31, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings increased net interest income $55,000 and $976,000, respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020 was 3.10%, 3.19% and 3.16%, respectively, and the net interest margin, on a tax-equivalent basis, for the twelve months ended December 31, 2021 and December 31, 2020 was 3.16% and 2.91%, respectively.
(9)	Annualized.

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